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                                                                    EXHIBIT 3.15

                           ARTICLES OF INCORPORATION

                                      OF

                            JSC INTERNATIONAL, INC.

     The undersigned, acting as incorporators of a corporation under the laws of the District of Columbia (particularly Chapter 3, Title 29 of the District of Columbia Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "District of Columbia Business Corporation Act"), hereby certify that:

     FIRST:  The name of the corporation (hereinafter called the "Corporation")
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is
                            JSC INTERNATIONAL, INC.

     SECOND: The Corporation is to have perpetual existence.
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     THIRD:  The purposes for which the Corporation is organized are: to
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conduct a European-based pesticides practice; to engage generally in the environmental consulting business including, but not limited to, environmental, energy, and health legislative and regulatory analysis and/or consultation, strategic analysis, program evaluation, test or research management, toxicological or risk assessment, liability assessment, litigation support, permitting, product facilitation or stewardship, registration, tax and other economic incentives and revenue measures, and legislative and regulatory advocacy and representation; to carry on a general advisory and consultant business, nationally and internationally, including, but not limited to, the following fields: health, education, environment, energy, politics, economics and related fields; to serve as advisors and consultants with respect to legislative and regulatory matters; to engage in research, policy analysis, education and training; to engage in marketing and product development; to engage in consultant and advisory work in connection with the organization, financing, management, operation and reorganization of organizations and enterprises, whether for profit or
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not-for-profit; to act as public relations and research counselors; to engage in fundraising; to carry on, in its own behalf and in behalf of others, whether as agents, consultants, advisors, independent contractors, or otherwise, a general management and investment advisory business relating to investments and the operation of business, plants, properties, and organizations of any and every kind; to produce books, manuals, pamphlets, video-cassettes, movies, records, tapes and other publications, as well as engage in various media activities, including radio and television; to publish, print, circulate, distribute, buy, sell, invest in and generally act as a publisher, and to copyright articles, discussions, artwork, information, and other matters; to make investments of any kind or nature; to engage in the acquisition, purchase, sale, or otherwise deal in real estate, including but not limited to the necessary real estate and plants for the proper conduct of such businesses; and to do everything necessary, suitable or proper for the accomplishment of any of these purposes or of any objective incidental to or connected with any of these purposes.


     FOURTH:   The aggregate number of shares which the Corporation shall have
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the authority to issue is 10,000 shares of common stock with a par value of
$1.00 per share.

     FIFTH:    The minimum amount of capital with which the Corporation shall
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commence business shall not be less than One Thousand Dollars ($1,000).

     SIXTH:    The address, including street number of the registered office of
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the Corporation in the District of Columbia is 1015 Fifteenth Street, N.W.,
Suite 500, Washington, D.C. 20005; and the name of its initial registered agent at such address is Cheryl Greene.

     SEVENTH:  Each share of stock of the Corporation shall entitle the holder
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thereof to a pre-emptive right, for a period of thirty days after receipt of written notice, to subscribe for, purchase, or otherwise acquire any shares of stock of the same class of the Corporation or any
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rights or options which the Corporation proposes to grant for the purchase of shares of stock of the same class of the Corporation or for the purchase of any shares of stock, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of stock of the same class of the Corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares of stock, rights, options, bonds, securities or obligations of the Corporation may be issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine.

     EIGHTH:   The number of directors constituting the entire board of
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directors of the Corporation shall not be less than three nor more than five and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name                                              Address
----                                              -------
Steven D. Jellinek                                7405 Bybrook Lane
                                                  Chevy Chase, Maryland  20815

Jeffrey H. Schwartz                               4200 Rosemary Street
                                                  Chevy Chase, Maryland  20815

Stephen J. Connolly                               8706 Fallen Oak Drive
                                                  Bethesda, Maryland  20817

NINTH:    The name and address of each incorporator is:
-----

Name                                              Address
----                                              -------

Peter A. Noterman                                 7128 Willow Avenue
                                                  Takoma Park, Maryland  20912

Stephen J. Connolly                               8706 Fallen Oak Drive
                                                  Bethesda, Maryland  20817

Jeffrey H. Schwartz                               4200 Rosemary Street
                                                  Chevy Chase, Maryland  20815

Executed at Washington, D.C. on August 27, 1992.


                                      /s/   Peter A. Noterman
                                      ---------------------------------
                                      Peter A. Noterman, Incorporator


                                      /s/   Stephen J. Connolly
                                      ---------------------------------
                                      Stephen J. Connolly, Incorporator


                                      /s/   Jeffrey H. Schwartz
                                      ---------------------------------
                                      Jeffrey H. Schwartz, Incorporator